                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C., 20549

                                                               FORM 8-K

                                                            CURRENT REPORT

                                                Pursuant to Section 13 or 15(d) of the
                                                    Securities Exchange Act of 1934

                                                             May 15, 2001
                                           Date of Report (Date of earliest event reported)

                                                          Acxiom Corporation
                                        (Exact name of registrant as specified in its charter)

              Delaware                                 0-13163                              71-0581897
           (State or other                           (Commission                           (IRS Employer
           jurisdiction of                          File Number)                        Identification No.)
           incorporation)

P.O. Box 8180, 1 Information Way, Little Rock, Arkansas                                     72203-8180
           (Address of principal executive offices)                                         (Zip Code)

                                  Registrant's telephone number, including area code: (501) 342-1000

ITEM 5.           OTHER EVENTS AND REGULATION FD DISCLOSURE

          On May 15, 2001, Acxiom Corporation (the "Company") issued a press release announcing its financial results for the fourth quarter and fiscal 2001 and provided certain forward-looking information ("Press Release").  A conference call was held at 9:00 CDT on Wednesday, May 16, 2001 wherein the Company's management provided information about the company and answered a series of questions.  The text of the Press Release, its attachments, a transcript of the conference call and  pro forma revenue by segment is attached as Exhibits to this report and are incorporated herein by reference.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  (c) Exhibits.

                       99(a)    Press Release.

                       99(b)    Transcript of May 16, 2001 Conference Call

                       99(c)    Pro Forma Revenue by Segment

                                                               SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              Acxiom Corporation

Date:    May 18, 2001                                           /s/ Catherine L. Hughes
                                                              ---------------------------
                                                              Catherine L. Hughes
                                                              Secretary and Corporate Counsel

For more information, contact
Robert S. Bloom
Company Financial Relations Leader
Acxiom Corporation
(501) 342-1321

                ACXIOM(R)ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS IN LINE WITH EXPECTATIONS
                           Subscription revenue recognition policy adopted for AbiliTec(TM)

LITTLE ROCK,  Ark--May 15,  2001--Acxiom(R)Corporation  (Nasdaq:  ACXM) today reported revenue and earnings for the fourth quarter and for the full fiscal year ended March 31, 2001 that met expectations  the Company  established on
March 30, 2001.  Acxiom also  reported  that  effective  April 1, 2001,  it would begin  recognizing  all AbiliTec(TM)
revenue on a subscription basis, a change that company leaders say will yield many long-term benefits.

"We have  changed  the  contract  terms of AbiliTec  in a manner  that we believe  will better suit our  customers'
needs.  These  changes  mean that we will now book all  AbiliTec  revenue  on a monthly  basis over the term of the contract.  We will  continue to sell  AbiliTec  under  long-term  contracts  with the software  license fees due up front.  This will help  improve  cash flow and make  Acxiom's  business  performance  easier to predict and track,"
Company Leader Charles  Morgan said. "We have decided that in the current  environment  the right choice for Acxiom is to forego the big up-front revenue hits in favor of measured revenue over time. "

As projected in the Company's  March 30, 2001,  press release,  Acxiom met its fourth quarter  revenue and earnings forecasts  before the effect of the announced SAB 101 restatement and the effects of certain  write-offs.  Revenues before  restating  for SAB 101 and the  non-recurring  items were $250 million and earnings per share were $.10 for the quarter.  For the full year,  revenues  before  restating  for SAB 101 and the  non-recurring  items were $1.05 billion and earnings per share were $0.94.

Fiscal 2001 was a true breakout year for AbiliTec,  with 37 contracts signed and $110 million in AbiliTec  revenue.
 "AbiliTec is quickly becoming  established as the industry standard for Customer Data  Integration,"  Morgan said.
"With our strong and growing customer base and our list of top-tier strategic  alliance partners,  we are confident that AbiliTec will continue to drive  Acxiom's  long-term  success as users realize the CDI speed and accuracy that will make their customer relationship management programs succeed."

Fourth Quarter Financial Highlights:

Fourth quarter  revenues,  after SAB 101 adjustments,  were $244 million and 16% greater than Q4 revenues from last year,  after adjusting the prior year for SAB 101 and for divested  operations on a pro forma basis.  After booking the impact of SAB 101 and the  non-recurring  write-offs  in the fourth  quarter,  the  Company  recorded a loss of
$0.29 per share for the quarter.

AbiliTec  revenues  for Q4 exceeded $35 million.  During Q4 the  Company's  strategic  alliance  partners  sold ten
AbiliTec-related contracts, and PricewaterhouseCoopers was added as a new alliance partner.

Segment  revenues  for the quarter  grew 22% for the  Services  Segment,  154% for the Data and  Software  Products
Segment and were up slightly  for the I.T.  Management  Segment  versus the prior  year,  adjusted  for SAB 101 and divested operations.

As previously  announced,  the Company took a $34.6 million charge in the fourth quarter  related to the Montgomery
Ward  bankruptcy  proceedings.   The  future  cash  payments  associated  with  this  charge  are  expected  to  be approximately  $3 million.  Also,  the  Company  wrote off $12.7  million in  investments  (principally  related to
Bigfoot) and  $5.1 million in other non-recurring charges.

Cash flow was strong for the quarter,  with $62.4 million  generated from operating cash flows and $31.4 million in free cash flows.  The Company  reduced DSO's to 70 days at March 31 from 79 days reported for December 31, 2000 and reduced its line of credit by $26 million from the previous quarter end.

"While the quarter met our revised  expectations,  we are taking significant  expense savings action to help ensure that we are able to achieve our future  projected  results in a difficult  economy," said Rodger S. Kline,  Company
Operations  Leader.  "These expense  actions  include  mandatory and voluntary pay  reductions,  as well as reduced capital expenditures,  advertising,  marketing and computer related spending,  and reduced travel and entertainment costs,  among other items," continued Kline. "We expect to lower our previously  planned spending in fiscal 2002 by over $70 million."

Fiscal 2001 Financial Highlights:

o        Revenue for the year  surpassed $1 billion for the first time in Company  history and revenue for AbiliTec surpassed $110 million.

o        Revenues of $1.01  billion  increased 27% compared to the prior year, as adjusted for SAB 101 and divested operations.

o        Diluted  earnings  per  share,   after  restating  fiscal  2001  for  SAB  101  and  recording  the  other non-recurring  write-offs,  but prior to the  cumulative  effect of  implementing  SAB 101 on prior years'
         financial  statements  were  $0.47.  After  the  cumulative  effect  of SAB 101 on  prior  years,  diluted earnings per share were $0.07.

o        Segment revenues for the year grew 29% for the Services  segment,  141% for the Data and Software Products segment and 21% for the I.T.  Management  segment  compared to the prior  year,  adjusted  for SAB 101 and divested operations.

o        A number of blue-chip corporations licensed AbiliTec,  including CitiGroup,  GE Capital,  Microsoft,  Bank
         One,  American  Express,  USA Networks,  JP Morgan Chase,  Mercedes- Benz USA,  Nissan North America Inc.,
         Meredith Corporation and BMC Software.

o        Strong progress was made with business  partners'  adoption of AbiliTec as their Customer Data Integration standard.  Channel  partner  agreements  were completed with Oracle,  Siebel,  IBM,  Computer  Associates,
         Compaq, Lockheed Martin, and AZ Bertelsmann (Germany), The Polk Co., USADATA, E.piphany, and Xchange Inc.

o        Internationally,  GE  Capital  has signed on as the first  AbiliTec  UK  customer.  The  Company  launched
         AbiliTec  Australia and has signed  several major  Australian  companies to beta test the product.  And in
         Germany the Company is continuing to work with AZ Bertelsmann to roll out AbiliTec.

o        In December,  Fortune  magazine  named  Acxiom as one of the "100 Best  Companies to Work for in America."
         This  marks the third  time in the last four  years that  Acxiom  has been  included  on this  prestigious list.  Earlier  in the  year,  Acxiom  was  named by  Computerworld  magazine  as one of the "Top 100 Best
         Places to Work in Information Technology."

o        Company Leader Charles Morgan,  as the newly elected Chairman of the Direct Marketing  Association  (DMA),
         continues  to lead  the DMA  toward  endorsing  more  proactive  consumer  privacy  policies  that  assure responsible, appropriate uses of consumer information.

"We have made  tremendous  progress  towards  achieving  our goal of AbiliTec  becoming  the de facto  standard for
Customer Data  Integration,"  commented  Morgan.  "Our customers and partners are recognizing the power of AbiliTec and we have built a robust  infrastructure  to support  this  sizable  opportunity.  Despite the  current  economic situation,  we remain  committed  to our  strategy  more than  ever.  And we have  taken  significant  cost-cutting measures to better manage  expenses  through these more difficult  times.  It is important to remember that even in tough times,  companies must still grow their revenue base, satisfy their customers and control costs.  AbiliTec is a tool that can add tremendous value in each of these areas."

The Company will hold a conference  call at 9:00 a.m. CDT on Wednesday,  May 16, 2001 to discuss the fourth quarter results  and the  outlook.  We invite  you to listen to the call,  which  will be  broadcast  via the  Internet  at
www.acxiom.com.

Looking Forward
The  opportunities  for AbiliTec  continue to grow as companies  implement their customer  relationship  management
(CRM)  strategies.  These CRM efforts are putting  focus on the need to aggregate  customer  information  across an enterprise,  with the  ability to do so in real  time.  Acxiom's  AbiliTec  software  provides  the  Customer  Data
Integration  that can  accurately  and quickly  aggregate all records  about an individual or a business.  Customer
Data Integration  is the foundational data management process for every use of CRM.

The  financial  projections  stated today are based on current  expectations.  It is  anticipated  that the current economic  situation  may slightly  improve  through the fiscal year,  and our guidance is  structured  accordingly.
These  projections are forward looking and actual results may differ  materially.  These projections do not include the  potential  impact of any  mergers,  acquisitions,  divestitures  or other  business  combinations  that may be completed after March 31, 2001.

Our outlook is updated as follows:

So that  fiscal 2002  financial  performance  can be properly  compared to the  previous  year's  performance,  the
Company has provided a supplementary  schedule to this news release that reflects the fiscal 2001 income  statement presented on a quarterly basis for results as adjusted for  non-recurring  unusual gains and losses recorded during the year,  stated on a pro forma  basis as if SAB 101 was  adopted  effective  April 2000 and stated on a pro forma basis as if AbiliTec revenues were recognized on a subscription basis effective April 2000.

The  Company  expects  that  revenue  for  fiscal  2002 will  exceed $1  billion.  This  expectation  reflects  the implementation  of SAB 101 and a  subscription  model for AbiliTec  revenue  recognition  beginning  April 1, 2001.
Fiscal 2002 projected  revenue  represents  approximately  a 10% increase over the fiscal 2001 pro forma  presented herein and  without  the  benefit of  subscription  revenues  which  would have rolled into fiscal 2002 from fiscal
2001. The Company expects that fiscal 2002 earnings per share will be approximately $.60.

With a  subscription  model we expect  AbiliTec  revenue  to start low and grow as new  contracts  are  added.  The
Company expects AbiliTec revenue for fiscal 2002 in the range of $20 million to $25 million.

For the first  quarter  ended June 30,  2001,  the  Company  expects  revenue in the range of $220  million to $230 million  and  earnings  per share of $.04 to $.06.  Historically,  the first  quarter  is the  lowest  revenue  and earnings quarter of the year.

For fiscal 2003, the Company  expects that revenue will grow  approximately  20% above the fiscal 2002 guidance and earnings per share will grow 25% to 35%.

The Company expects that the effective tax rate for fiscal 2002 and 2003 will be 38.5%.

With respect to cash flow related items for fiscal 2002, the Company  expects that  depreciation  and  amortization will be  approximately  $120  million,  capital  expenditures  will be $100  million to $110  million and  software development  will be $25 million to $30  million.  The net result is expected to produce  positive  operating  cash flow for fiscal 2002 in excess of $150 million.

About Acxiom Corp.
Acxiom  Corporation,  a global leader in Customer Data Integration (CDI) and customer  recognition  infrastructure, enables  businesses  to develop and deepen  customer  relationships  by creating a single,  accurate  view of their customers across the enterprise.  Acxiom achieves this by providing  Customer Data Integration  software,  database management  services,  and premier customer data content through its AbiliTecTM,  Solvitur(R)and InfoBase(R) products, while also  offering  a broad  range of  information  technology  outsourcing  services.  Founded  in 1969,  Acxiom
(Nasdaq:  ACXM) is based in Little Rock, Arkansas,  with locations throughout the United States and with operations in the United Kingdom, France, Spain and Australia.  For more information, please visit www.acxiom.com

Acxiom,  InfoBase and Solvitur are  registered  trademarks of Acxiom,  RTC, Inc.  AbiliTec is a trademark of Acxiom
Corporation.

This press release contains  forward-looking  statements that are subject to certain risks and  uncertainties  that could cause actual results to differ  materially;  such statements  include but are not necessarily  limited to the following:  1) that sales of  AbiliTec  will  continue  to be strong;  2) that  there  will  continue  to be strong customer  demand for AbiliTec;  3) that  AbiliTec  will continue to drive the long term success of the Company;  4)
that the Company is quickly  accomplishing  its goal of AbiliTec  becoming the de facto  standard for Customer Data
Integration;  5) that  AbiliTec  can provide  tremendous  value to  companies  that seek to grow  revenue,  satisfy customers and control costs; 6) that the adoption of  subscription  revenue  recognition for AbiliTec  revenues was the right  choice for the Company and such  adoption  will have the  expected  impact and effect upon the  Company, including,  but not limited to, many long term benefits,  a better matching of cash flow to earnings and will allow the business of Acxiom to be more  predictable  and  transparent;  7) that the range of the  write-offs and charges related to Montgomery  Wards and other  situations  will be within the indicated  ranges;  8) that the write-off of the  investments  in certain  business  partners  will be within the  indicated  ranges;  9) that the  revenue  and earnings  projections  will be  within  the  indicated  ranges;  10) that  the  adoption  of SAB 101 will  have the indicated impact; 11) that the Company will be able to effectively  continue its expense reduction efforts,  within the indicated  ranges;  12) that the Company's cash flow will be within the indicated range; 13) that the indicated
revenue,  earnings per share,  cash flow, tax rate,  depreciation,  amortization,  capital  expenditures,  software development and the indicated  growth rates for future periods will be within the indicated  amounts and ranges 14)
that the  economic  environment  and  business  conditions  will remain  difficult to predict.  The  following  are important factors,  among others,  that could cause actual results to differ materially from these  forward-looking statements:  with regard to all  statements  regarding  AbiliTec:  the  complexity  and  uncertainty  regarding the development  of new software and high  technologies;  the  difficulties  associated  with  developing  new AbiliTec products and AbiliTec  Enabled  Services;  the loss of market share through  competition or the acceptance of these or other  Company  offerings  on a less rapid  basis than  expected;  changes  in the length of sales  cycles;  the introduction of competent,  competitive products or technologies by other companies; changes in the consumer and/or business  information  industries  and  markets;  the  Company's  ability to protect  proprietary  information  and technology or to obtain necessary  licenses on commercially  reasonable terms; the impact of changing  legislative, accounting,  regulatory and consumer  environments  in the  geographies  in which  AbiliTec will be deployed.  With regard to the statements that generally relate to the business of the Company:  all of the above factors;  the fact that the financial  numbers  listed  herein are estimates and ranges that are based on the Company's  understanding of current facts and  circumstances;  the  possibility  that certain  contracts may not be closed;  the possibility that  economic or other  conditions  might lead to a reduction in demand for the  Company's  products and services;
the possibility that the current economic  slowdown may worsen and/or persist for an unpredictable  period of time;
the possibility  that  significant  customers may experience  extreme,  severe economic  difficulty;  the continued
ability to attract and retain  qualified  technical and  leadership  associates and the possible loss of associates to other  organizations;  the ability to properly motivate the sales force and other associates of the Company; the ability  to achieve  cost  reductions  and avoid  unanticipated  costs;  changes  in the  legislative,  accounting, regulatory  and consumer  environments  affecting the Company's  business  including but not limited to litigation, legislation,  regulations  and customs  relating to the  Company's  ability to collect,  manage,  aggregate and use data;  data suppliers might withdraw data from the Company,  leading to the Company's  inability to provide certain products and services;  short-term  contracts affect the  predictability of the Company's  revenues;  the potential loss of data center capacity or interruption of  telecommunication  links; postal rate increases that could lead to reduced  volumes  of  business;  customers  that may  cancel or  modify  their  agreements  with the  Company;  the successful  integration of any acquired businesses and other competitive factors.  With respect to the providing of products or services  outside the Company's  primary base of  operations in the U.S.:  all of the above factors and the  difficulty of doing business in numerous  sovereign  jurisdictions  due to  differences  in culture,  laws and regulations.  Other  factors are detailed  from time to time in the  Company's  periodic  reports and  registration statements  filed with the United  States  Securities  and Exchange  Commission.  Acxiom  believes  that it has the product and technology  offerings,  facilities,  associates and competitive  and financial  resources for continued
business  success,  but future  revenues,  costs,  margins and profits are all  influenced  by a number of factors, including  those  discussed  above,  all of which are  inherently  difficult  to  forecast.  Acxiom  undertakes  no obligation to update the information contained in this press release or any other forward-looking statement.

                                                        ###

                                                        ACXIOM CORPORATION AND SUBSIDIARIES
                                                         PRO FORMA STATEMENTS OF EARNINGS
                                                                    (Unaudited)
                                                 (Dollars in thousands, except per share amounts)

                                                                      For the Fiscal Year March 31, 2001
                                           -----------------------------------------------------------------------------------------
                                               Q1                Q2                Q3                Q4                2001
                                           -----------------------------------------------------------------------------------------
Revenue                                      236,948            224,922          244,416            219,738           926,024
Operating costs and expenses:
   Salaries and benefits                      87,445             93,018           88,102             93,146           361,711
   Computer, communications and other         41,670             48,642           47,729             47,909           185,950
   Data costs                                 26,080             27,917           28,045             29,977           112,019
   Other operating costs and expenses         53,252             48,505           54,537             55,206           211,500
                                           -----------------------------------------------------------------------------------------

      Total operating costs and expenses     208,447            218,082          218,413            226,238           871,180
                                           -----------------------------------------------------------------------------------------

Income from operations                        28,501              6,840           26,003            (6,500)            54,844

Other income (expense):
   Interest expense                           (5,467)            (6,025)          (6,954)            (8,067)          (26,513)
   Other, net                                  2,003              (931)            1,153                500             2,725
                                           -----------------------------------------------------------------------------------------
                                              (3,464)            (6,956)          (5,801)            (7,567)          (23,788)

Earnings before income taxes                  25,037              (116)           20,202           (14,067)            31,056
Income taxes                                   9,638               (44)            7,781            (5,415)            11,960
                                           -----------------------------------------------------------------------------------------

Net earnings                                  15,399               (72)           12,421            (8,652)            19,096
                                           =========================================================================================

Diluted EPS                                     0.17               0.00             0.13             (0.10)              0.21
                                           =========================================================================================

Net AbiliTec Investment                       11,153             11,010           16,202             15,825            54,190

Diluted EPS before Net AbiliTec Investment      0.24               0.08             0.23               0.02              0.57
                                           =========================================================================================

------------------------

      Note:      This schedule presents quarterly results for the fiscal year ended March 31, 2001 adjusted for:

                 1.  A $9.3 million in net gains, losses and non recurring items recorded in the first quarter reflecting a gain on the sale of Dataquick, a loss on the sale of CIMS, a writedown of our DMI investment and other accruals and writedowns.  In addition the pro forma excludes the $52.4 million charge recorded in the fourth quarter reflecting the Montgomery Wards charge together with miscellaneous writedowns.

                 2.  The impact of SAB 101.
                 3.  The impact of recording AbiliTec revenue an the subscription basis beginning April 2000.

      Note:      The AbiliTec investment reflects the expenses associated with AbiliTec incurred in fiscal 2001.

      Note:      Had Acxiom been on a subscription basis for fiscal 2001, the backlog generated from
                 AbiliTec sales would have resulted in an additional $33.6 million in revenue and $ 0.20 in EPS for fiscal 2002.

                                                                                                             Acxiom
                                                                                                     Res. #18642792
                                                                                           Moderator:  Rodger Kline
                                                                                             5/16/01 - 8:00 a.m. MT
                                                                                                             Page 7

                                                      ACXIOM

                                              Moderator: Rodger Kline
                                                   May 16, 2001
                                                   8:00 a.m. MT

Operator:
Rodger Kline:     Good morning.  With us this morning are Charles Morgan, Bob Bloom, Caroline Rook, and several other Acxiom leaders.  As you know, we released our fourth quarter and full-year financial results after market close yesterday, and the results were within the range of the guidance that we had provided in our March 30 press release.

         This morning we hope to present a simple, clear picture of the new Acxiom, and our new opportunity to deliver consistent growth with outstanding cash flow.  Bob will talk more about our financial results later, and now I will turn it over to Charles Morgan, our company leader.

Charles Morgan:  Thank you very much, Rodger.  Good morning, and I appreciate you all being with us today.  Q4 and fiscal year 2001 were certainly not business as usual times at Acxiom, as all of you are well aware.

         The fiscal year was filled with ups and downs.  We made great progress with AbiliTec in its first year of general availability.  We signed up many blue chip customers, and our strategic partners are making good use of our AbiliTec technology, also.  We built infrastructure.  We've done the branding work to assure AbiliTec's long-term success.  And, of course, there are a number of other highlights I'll go over throughout my comments.

         Q4 and fiscal 2001 represented the first earnings miss in our business in almost a decade.  And I can assure you that we are making changes in our business, starting with the way that we report revenue so that our performance is going to be more predictable and our business more easily understood.

         In addition, we're continuing to take actions to deal with this current economic climate.  These include the pay cuts that we already talked about and other expense cuts, as well as focusing on the sales side to
improve our revenue picture.   And I can tell you, you have our commitment that we're going to continue to work very hard on these issues in the future.

         Today, I'm going to talk primarily about the decisions we've made and the actions we're taking.  When we finish, I hope that you have a better understanding of the reasons behind some of these decisions, as well as the results that we expect to get.

         On March 30 we said that we were generally going to recognize AbiliTec revenue and subscription models
[?] As fees were due.  At that point, we thought we would reserve up-front revenue recognition for situations where the payment was due at the beginning of the contract term.

         Well, yesterday, we announced that beginning with the first quarter of fiscal 2002, in other words, right now, all future AbiliTec revenue will be recognized ratably [?].

         Now, I'm going to repeat this for emphasis.  We have decided to change AbiliTec contract terms so that all, and I repeat, all future AbiliTec revenue for this quarter and beyond will be booked on a subscription model over the life of the contract.

         Last year, the most profound changes occurred in our business in its 30-year history.  During those 12 months, our AbiliTec revenue offset a lot of AbiliTec investment related to products, people, education, training, infrastructure.  Switching to the subscription model, of course, reduces this offset.  But the demonstrated success of AbiliTec for our customers and partners shows us that dramatically cutting these investment would be a very imprudent decision.

         So it's apparent that we must aggressively manage the expense side of our business.  We have a major expense-control initiative already mentioned that will have a significant impact.  It covers payroll advertising, capital expenditures, travel, entertainment, all supplies  -- hey, even cell phone policies.

         In our current plan, and we've already announced this, we expect to spend 70 million less in expenses than we had in our original budget for the fiscal year.  A big percentage of that reduction comes in payroll savings, and we're going to continue, as I've said, to invest in AbiliTec and AbiliTec-related products, at only slightly reduce levels from last year.

         We will, however, cut more in the areas of advertising, but not the core development.  You already know that most of our U.S.-based associates have had their base pay cut by 5%.  And that was offset with stock options.  We also gave them a chance to get even more options by reducing the pay up to 20%.

         As we previously reported, 38% of them took us up on the extra cut.  As a matter of fact, even 20% of the people who didn't have to take a pay cut at all, that was the people that made less than $25,000 a year in some of our overseas locations, 20% of them took a voluntary cut.

         Well, we believe that expense managements have attitude [?], and we certainly seem to have everyone motivated.  I have never gotten better response from our associates.  I've had literally hundreds of Emails coming in to me and virtually all of them positive.  I actually know of no person that has left Acxiom as a result of these pay cuts.

         Effective payroll cost management is a key item, and the actions that we have already taken have dropped our payroll base run rate by over 7%.  Now we're executing plans to keep our payroll costs low for the entire year through a variety of methods.

         We are redeploying associates from lower-return endeavors to higher-return assignments.  We have improved the efficiency of many of our processes so fewer people are required.  As a matter of fact, we have a very formal process for reviewing each and every customer of Acxiom, to be sure that we are achieving the maximum efficiency and return from that relationship from an Acxiom standpoint.

         Also, we're using our new global AbiliTec product to completely redesign our data integration process for global customers so we have one system.  Where we've added different technology for customers in different country, soon we're going to have one system.  It's a standard and repeatable that requires no special training and modification to service customers in 40 different countries, and it's going to be broadly available by year-end.  In fact, it will have live customers up by the end of this quarter.  It's just one example of the kind of things we're going to improve our overall effectiveness in delivering our value to our customers.

         Of course, the revenue side of the business is an equally critical part of the plan.  We've been looking for strategies to tap new sources of revenue.  For instance, cross-selling of existing customers.  I've got some examples of that, and we're examining how we write our contracts, and be sure that we're getting the value from our customers that we deserve.  And we continue to improve our products and services that we sell.

         Today in Little Rock, we're holding our annual sales rally, where we're focused on how to sell more of our products and services and how to sell them more effectively and faster.

         We know that we're in a different economic climate, and we clearly understand that the value that Acxiom delivers this year is more critical right now to many clients than this long-term CRM [sp] Solution pack [?].
Our message is now matching the times, and we're fully poised to help our clients realize the short-term as well as the long-term success from their relationship with Acxiom.

         The goal for everyone at Acxiom is to build a subscription revenue base this year and continue to broaden AbiliTec description [subscription?].  We've taken a tremendous amount of pressure off the quarter revenue performance and put a lot of pressure on expense-management.  That focus, along with the ratable revenue recognition for AbiliTec actually makes it easier for us, and I think you  -- as a matter of fact, everybody to get a clear, straightforward look at our business performance, particularly when analyzing business trends and patterns.

         And of course, as everybody knows who follows software companies, it also takes away some advantage from our customers, because they've traditionally known the importance of Acxiom of signing these quarter-end deals.
We're convinced that we have made the right decision for Acxiom.  We're recognizing all AbiliTec revenue on a subscription model, and when we do that, starting now, it's going to foster better long-term business decisions, and it's also going to drastically reduce -- as I just mentioned, this end-of-quarter deal pressure to make our performance much easier to track, measure and analyze, both inside and outside.  And another clear advantage is it's going to improve cash flows relative to earnings performance.

         As a matter of fact, bringing AbiliTec revenue recognition in line with [unintelligible] All over revenue now that we've adopted SAB 101 [sp].  In the short-term, of course, going to ratable AbiliTec revenue recognition means you're seeing a 2002 fiscal year EPS projection you're not used to seeing from Acxiom -- 60 cents.  We're confident of that number and are assuming only a very slight improvement in the economy towards the end of this fiscal year.

         In addition to the impact of the economy, our reported numbers are, of course, being impacted by SAB
101.  We see 2002 as a building year in which the economic climate gives us an opportunity to focus on the basics that will help us in subsequent years to build margin.

         You've seen, also, our 2003 projections.  We expect AbiliTec and Acxiom to continue a good strong growth curve.  The very positive long-term impact of the subscription model is evidenced by our footnote on the pro forma to indicate the earnings in this year, or in 2002 would be 20 cents higher, or 80 cents, instead of 60 cents if we had adopted the subscription model last year.

         That compounding, of course, carries forward in 2003 and beyond.  AbiliTec, which is driving that compounding, is still the biggest news around Acxiom.  It's -- continues to be more and more -- continues to be, as more and more customers adopt it, and our strategic partners continue to imbed in the CRM solutions they're selling.

         The leaders of Acxiom remain very excited about the way Acxiom AbiliTec's story is being received, and about who's doing the receiving.  AbiliTec has taken Acxiom into the boardrooms and also some top-level executives who really didn't have a reason to know anything about Acxiom when we only did database management work for them.

         I want to share a little bit about some of the recent results of these efforts.  As you all know, we've had a long relationship with Allstate, but it settled into a status quo situation where we continue to manage data for their underwriting and policy renewal efforts, but little more.

         Well, Allstate has recently engaged us to build and maintain an enterprise prospect database to help manage their enterprise customer relationship management issues.  We've also completed an enterprise info-base data license with Allstate, and just yesterday, the CEO of another Allstate partner called me to request -- the
CIO of Allstate to talk about more opportunities with Allstate.

         We've recently completed a very successful marketing services program at HSBC [sp] That's added millions of incremental revenue dollars to their bottom line, and this has had nothing to do with credit card acquisition.  These were cross-sale and up-sale opportunities in their current customer base, using AbiliTec to consolidate all of the customer relationships and identify the best opportunities to grow these relationships.

         At J.P. Morgan Chase, we just finished -- has just finished its first year of using AbiliTec in its acquisition environment, and they have reported to us that their acquisition rates and response rate hit a recent-all-time high in their Q4.

         We've closed a database contract with Western Union, which is a true global customer acquisition and campaign management system, using AbiliTec to help Western Union increase the persistence of use of their money wire services worldwide and to better identify attrition situations.

         And we're finalizing a new solution and leveraging AbiliTec to provide an end-to-end marketing solution that links auto manufacturers to our dealer networks.  Quite frankly, nobody's ever been able to do this before, and even though it'll be July before we get it fully rolled out, one of the top-ten largest auto dealership groups in the country is already verbally committed to purchase it, and I think we're also getting some strong positive reaction from both the manufacture and dealing sides of the equation.  This solution closes a loop like it has never been closed before, again, thanks to AbiliTec.

         First USA recently signed a 3-year extension to our prospect database agreement, a 7-figure-a-month revenue stream that will be significant for us and provides another example of the long-term nature of our large customers' commitment to Acxiom.  We now have no fewer than six different business segments relationships within
Bank One, First USA, including a total AbiliTec-enabled solution we're providing to the retail bank area Bank One for daily updating and tracking.

         In the last year, we've had similar bonding and deepening in our relationship with American Express.  We began using AbiliTec to manage information at one of their databases, and like many other AbiliTec users, they soon came back to us in side deals to use AbiliTec on additional database in different parts of their business.

         And another trend and annex [?] That is playing out elsewhere is the move from that periodic batch processing to real-time decision support, again, should I mention, thanks to AbiliTec.

         And that is simply a representative sampling of what is going on across Acxiom.  AbiliTec is opening more doors and helping us to accelerate the transformation of Acxiom from vendor to strategic partner.  We actually have a number of other  -- at least two other major deals that we are not able to mention the customer's name that are in process of being implemented right now.

         So we're really beginning to get leverage for the success of AbiliTec, and it's helping our clients also create more value for their customers.  And the database deals that we've completed with Allstate, First USA, and
Western Union, I think show that our core services business continues to be very strong even in these tough economic times.

         AbiliTec has helped Acxiom to find the CDI space in the marketplace and dominate, and that positions
Acxiom to deliver more value than ever in making CRF happen.   We've had a very promising meeting with Oracle
senior leaders, as well as Seeble [sp]  Senior leaders, as well as senior leader from IBM, and work to integrate
AbiliTec into all their product lines continues apace.

         As we've mentioned in our news release, we don't foresee a quick turnaround in the economy or a complete recovery for our business in fiscal year 2002.  Our FY 2002 reflects that, and our 2003 outlook reflects, as you can see, nice growth, but does not even then see a dramatic improvement in economy.

         But I'm confident that with the growing AbiliTec momentum, our solid services, IT management, and other data businesses, along with the stabilizing influence that ratable revenue recognition will deliver that we are building a very strong and stable foundation for Acxiom's long-term success.

         Thank you very much, and thank you specifically for your continued interest in Acxiom, and I want to turn it over to Bob Bloom.

Robert Bloom:      Thank you, Charles.  Before I get started, I'd like to mention at this time that this conference call contains forward-looking statements that involve risk and uncertainties, including statements about future growth.  Actual results could differ based upon market conditions and other risk detailed from time to time in the company's SEC filings.  We've included a comprehensive statement concerning the forward-looking nature of this disclosure in our press release.  So that each of you have access to that press release, we incorporated that statement in its entirety without reading it to you at this time.

Man:      Go ahead, Bob, read it.

R. Bloom:         First, I'd like to point out that in addition to the usual financial statement information we have included with the press release, we have also enclosed a pro forma income statement which hopefully will be useful in establishing a baseline upon which fiscal '02 can be measured.

         Let me explain the pro forma.  This statement has adjusted our as-reported fiscal 2001 income statement for three items.  First, this statement excludes nonrecurring adjustments booked during the year, including the
Montgomery Wards [I think it's actually "Montgomery Ward," but this is what he said] charge.  There's a footnote at the bottom of the pro forma which provides details of these nonrecurring adjustments.

         Second, SAB 101 has been reflected for each of the quarters.  SAB 101 was adopted in this most recent quarter, and the impact of the prior quarter numbers has been made here.

         Third, the pro forma has restated fiscal 2001 for AbiliTec revenue recognized on a subscription basis as if it had been adopted April 1, 2000.  And at the bottom of this schedule is a caption labelled "net AbiliTec investment."  that line reflects the tax expense charged in income in 2001 related to AbiliTec. And finally, the last line is diluted earnings per share before the AbiliTec investment.

         Also, please note the footnote, but in particular the last footnote, which, as Charles mentioned, indicates that the backlog that would have been recorded in fiscal 2002 had AbiliTec been accounted for in a subscription method as of April 2000 would have added 20 cents to our guidance for fiscal 2002.

         Looking at the fourth quarter results, revenue for the quarter of 243.7 million compared 261.8 million for the quarter reflects a 7% decrease.  Adjusting the fourth quarter for fiscal 2000 for SAB 101 on a pro forma basis, results in the current year increased 3% over the prior year.

         As we reported all year, the prior year includes revenue from operations disposed of subsequent to the prior year.  Adjusting the prior year for these dispositions yields a 16% increase in revenue for the current year versus the prior year.

         Looking at the revenue by segment, services revenue of 176.9 million for the quarter increased 4% over the prior year, but after normalizing the prior year fourth quarter for SAB 101 and disposition services, revenue grew 22% from the prior year.

         Data and software products revenue of 71.1 million for the quarter increased 30% for the quarter, but increased 150% after allowing for SAB 101 in dispositions to adjust the prior year results.

         On a post-SAB 101 basis, info-based revenue increased 14% over the prior year.  IT management revenue of
52.6 million for the quarter decreased 6% for the prior year, but was slightly up compared to the prior year after adjusting for SAB 101 and dispositions.

         The current quarter was impacted somewhat from the loss of revenues related to the wind-down of the
Montgomery Wards business.  For the fiscal year, revenue of 1 billion increased 5% over the 965 million recorded in the prior year.  Again, adjusting the prior year for SAB 101 results in the prior year increase revenue 12%
over the prior year, and further adjusting the year for dispositions yields a 27% year-over-year improvement.

         On a segment basis, fiscal year revenue for the -- fiscal full-year revenue for the service segment increased 29%.  Data and software products increased 140%, and IT management segment increased 21% after adjusting the prior year for the items noted earlier.

         Moving to expenses, salaries and benefits of 94.9 million for the quarter increased 5% from the prior year, primarily reflecting higher head count and merit increases partially offset by the impact of dispositions and a lower incentive accrual in the prior year.

         Computer and other commitment expenses of 47.9 million for the quarter increased 12% from the prior year, reflecting the impact of capital and software expenditures in the current year to support the growth of the business.

         Data costs of 30 million for the quarter decreased 8% from the prior year, and other operating costs and expenses of 55.2 million increases 14% over the prior year.  In addition, the company incurred 38 million in special charges taken in the quarter.  These charges relate primarily to the write-downs and expenses associated with the Montgomery Wards business, and Rodger will comment on those briefly later.

         Interest expense for the quarter was higher than the prior year as a result of higher debt levels, and other expense was 13.4 million higher in the current quarter, primarily as a result of a 12.7 million charge taken to write down investments, most notably, our investment in the Big Foot [sp] Operation.

         The income tax rate of 38 1/2% for the quarter was higher than the 37 1/2% in the year earlier period.
After reversing the impact of the nonrecurring charges in SAB 101, EPS was 10 cents for the quarter, in line with our March 30 guidance.

         Basic outstanding shares were 89.3 million and 86.9 million for the quarter this year and last year respectively.  Diluted outstanding shares were 89.3 million and 96.7 million for the quarter this year and last year respectively.  And for the full year, basic shares were 88.6 million and 85.1 million for this year and last year respectively.  And finally, diluted shares for the full year were 92.5 million and 94.5 million respectively.

         Turning to the balance sheet, and cash flow date [?] Receivables of 196 million were down slightly from
March a year ago and down over 30 million from December.  Date sales outstanding at March was 70 days, which compares favorably to the December DSO of 79 days.

         During the quarter the company generated 62.4 million in operating cash flow, and 31.4 million in free cash flow.

Man:      Bob, why don't you repeat that?

R. Bloom:          Debt to capital at March 31 was 37%, which compares to 35% and 33% at December 31 and March 31 respectively.  It should be noted that included in the debt is a convertible debenture of $115 million.  Assuming this facility would have converted to equity, debt to capital at March 31 is 26%.  At March 31, the company had
$166 million available on its revolving line of credit.

         I'd also point out that the company is updating the forward-looking guidance as we provided in the press release.  I'll now turn it over to Rodger Kline for more comments.

R. Kline:          Thanks, Bob.  Charles and Bob have presented extensive information about our results for last quarter and our changes for the future, and I hope you will agree with us that these changes will help Acxiom achieve our goals for fiscal 2002 and beyond.  Bob and Charles have covered most of the information we wanted to present this morning.  I will give you a brief update on a few other matters, and then we will take your questions.

         In the quarter as Bob mentioned, we wrote out 34.6 million associated with the Montgomery Ward bankruptcy.  This write-off was in line with the guidance from the March 30 press release, and as we stated then, most of these write-offs relate to non-cash items.  We have now essentially completed the wind-down of the
Montgomery Wards data center operation.

         The second update item relates to the asset securitization facility that we have been working on for the past several months.  We have decided to defer the completion of this facility indefinitely due to several reasons.

         First with the changes we announced today, we no longer have a strong need for this facility.  Second, our new vendor-financing arrangement with IBM Global finance gives our customers a very good vehicle for financing AbiliTec server equipment and the third-party software portions of our data warehousing solutions.
Frankly, we now have no reason to complete this facility at this time.

         The third item I want to address is the write-down of approximately 13 million in investments.  We completed this write-down exactly as we announced in our March 30 press release and conference call, so I won't repeat the details here today.

         I would also like to briefly address the equity forwards which we discussed in our April 3 conference call.  The equity forward was originally put in place as a vehicle associated with our December 1999 announced stock buy-back program.  This agreement has now been modified with a settlement date of December 15, 2001, and we have made a prepayment to reduce the [unintelligible] Amount by $20 million.

         The agreement now allows Acxiom to purchase approximately 3.7 million shares at approximately $17 per share and retire those shares, reducing dilution, or to chose other forms of settlement.  This contract is still in force, although it has been modified as a result of mandated accounting changes in October of 2000.

         In conclusion, the changes we have made with the adoption of SAB 101 and subscription revenue recognition for AbiliTec have put our business on a solid foundation for the future.

         The business products and solutions Acxiom has to offer its customer has never been stronger.  Our competitive position in the marketplace has never been stronger.  Obviously, we can't predict what the economy may do, so we have adopted the most conservative accounting available and have focused very strongly on cost controls and cost management.
         With these new cost controls in place, we hope to be able to manage the business to produce consistent and predictable growth in revenue and earnings.

         That completes our prepared remarks, and we'll now open the floor for a brief question and answer period.

Operator:         Ladies and gentlemen, if you do have a question, you will need to press the 1 followed by the 4 on your push-button phone.  You will hear a 3-tone prompt acknowledging your request.  If your question has been answered and you do wish to withdraw your polling request, you may do so by pressing the 1 followed by the 3.  If you are using a speaker phone, please pick up your handset before entering your request.  One moment, please, before the first question.

         The first question will come from Michael Russell from Morgan Stanley.  Please go ahead with your question.

Michael Russel:  Thank you.  I was wondering if you could give us a little insight into how AbiliTec would have been spread out on a quarterly basis in the restated year, and also just maybe some details along the segments of the revenue as they are restated for the quarters of last year.

Man        Yeah, Mike, just give me a second to pull the schedule out --

M. Russel:        Maybe just as you do that, I'm trying to understand the 20-25 million that you forecast for next year's AbiliTec revenues.  Is that including  -- just kind of on a restated basis, or is that including a forecast of additional contracts to be signed?

Man:      That is exclusively -- well not exclusively, but primarily additional contracts to be signed.  If you
-- look at the subscription model, and assuming that -- one way to estimate that is if you assume 150 million in
3-year contracts were signed during the fiscal year spread evenly over the 2002 fiscal year, then the subscription model would yield about 25 million in revenue recognition with that assumption.  So it's in line with those numbers.

Man:     Yeah, Mike, let me give you this information, see if this is what you're looking for.  Against the
AbiliTec reported revenues under the up-front license recognition that we gave for fiscal '01, the subscription model would have reduced by quarter revenue $3 million in Q1, $39 million in Q2, $18 million in Q3, and $24 million in Q4.  It should come to about $84 million for the full year, would have come out of the revenue base, if we were to recognize it on a subscription model.

M. Russel:          Okay.  And then most of the changes occurred second, third and fourth quarter, were they mostly out of the data products area, or could you give us an idea of the breakdown?  It sounds like a lot came from data products; i.e., AbiliTec, but were  there other parts of data products and IT management that we need to reduce?  Do you have those kind of a similar restated basis?

Man:      Yeah.  There's the SAB 101 adjustment that impacted data dramatically.  Let me just give you those numbers, and what we planned to do subsequent to this call is to build a pro forma by segment, and we're still making this schedule, so that should be available in a day or two.

         But let me give the total impact from the SAB 101 change.  The reduction of revenue associated with SAB
101 was about $42 million.  That -- decrease revenue of $6 million in Q1, $12 million in Q2, $17 million in Q3, and $7 million in Q4, it should come to about $42 million.

M. Russel:         And that's all in data.

Man:      Substantially all in data, but there were other impacts in our services business as they relate to merger -- migration fees associated with outsourcing and designabilities [?] Associated with services.  Again, you'll see that when we import this new schedule by segment.  I can only give you the totals today.

M. Russel:        Understood.  And then just one final detail, just trying to understand the share count that you're using in pro forma numbers and in your guidance.

Man:  Yes.          The guidance per share numbers -- I tell you what.  Why don't we go to the next question and then I'll report back to this in a second.

M. Russel:        Thank you.

Operator:         The next question will come from Fred  Searby from J.P. Morgan.  Please go ahead.

Fred  Searby:       Good morning, gentlemen.  I have a couple quick questions.  First, Charles, you talked on the last conference call about a number of big-ticket contracts being pulled at the last minute at the end of the quarter, and that resulting in a shortfall.  I wondered whether -- is the assumption now that going forward, those have been mothballed or shelved and those are not baked into your forecast?  Is there some upside here, or can you give us on update on that?

C. Morgan:         Let me kind of give you a sense of what's going on.  If we look at the business segment by segment, in some segments these mothballed or pulled deals have come to pass in this quarter.  You know, Western
Union is one we've announced, for example.  We have HSBC and some other deals that were actually not signed at the end of last quarter, but have been signed subsequently.  So we've actually had a couple of pretty big ones.
GE Capital [sp] In the U.K.  We had it all forecast in the last quarter, and it came in this quarter.

         So we've had in one segment, seasonal services, a general loosening.  But as you know, the products services guys that are dealing with the consumers are really not hurting; they just got scared of the economy and just said, well, we're just going to wait and see.

         Now, other segments like high-tech and the telecom businesses are still hurting, and they're still in a hold and wait-and-see mode.  Deals that we had with some of the big shippers and others are also on hold.

         The financial services segment is -- has broken free, and we've seen a number of these deals actually happen.  And I've talked to leadership who are managing those segments of our business, and they're pretty optimistic right now.

         The guys in the high-tech segment are still saying they've got kind of a wait-and-see attitude about stuff.  So if the economy does turn around, clearly there is some significant upside in all segments, but primarily outside of financial services, I think they're beginning to free up a little bit.

Man:      Fred, let me just interrupt you in case you have another question.  I want to get back to Mike, here.
The diluted shares on the pro forma are, by quarter:  Q1 is 97.5 million shares; Q2, 92.6; Q3, 99.4; Q4, 93.1;
and full year, 92.5.

         The reason it's a little hard to get at is the way the antidilutive impact of the Mansbay [sp] -- the old Mansbay convertibles, working on the earnings per share number, you'd have to exclude it if it's antidilutive.  So in Q2 and Q4, you actually have to exclude the impact of the convertibles.  So those numbers are a little hard to get at.  But those are the numbers that we've used, and if anybody wants to follow-up to that, why don't you call me after the call.

C. Morgan:        And I should also comment that it is not a total accident that we're having our enterprise-wide sales meeting today so that we can, in fact, talk about the subscription model that will dramatically impact our sales process and virtually all of our customers.

         So we've scheduled this enterprise-wide sales meeting to coincide with this announcement today.  We've been doing a lot of work internally on bringing that message to the sales force, so they are in the process, yesterday afternoon and today, of understanding how their sales process is going to be modified with the subscription model.  Other questions?

F.  Searby:         One quick question, Charles.  When I look at the guidance you've given us for the first quarter ending June 30, my question is, it looks like it's a pretty strong revenue number, but the net number looks fairly low.  And I guess baked into that or incorporated is some fairly substantial margin erosion.  If --
relative particularly to where you've been historically, if you could just shed some light on that.  And then finally if you could -- my understanding is there's been no repricing of options at all.  If you could just --

C. Morgan:         No, there's been no repricing.

R. Bloom:           I think, Fred -- it's Bob Bloom -- I think what I would point out is that the revenue is actually -- our June 30 quarter tends to be our weakest quarter seasonally anyway.  But I would suggest that the issue is the revenue line, not the expense line, because we've taken so many expense actions already that Charles mentioned as part of our $70 million effort including the pay cuts, which is already impacting.

         It's just as we've talked about.  Our fixed cost level in our business is [unintelligible] With a lower revenue quarter tends to be lower in terms of profit.  I think what you see also is the impact of the subscription model, and in particular the AbiliTec impact on the revenue line, which is  -- operates like software, with very, very high margins now being recognized on a subscription model.  And the same with data licenses beings recognized on a subscription model.  The huge implication in that margin being flattened out with the subscription model [?].

         So I don't -- it's not really an expense issue.  It's really just a mix of business combined with --
really the most dramatic impact is this subscription model.

F.  Searby:        Okay.

C. Morgan:         Can we take somebody else's questions if you don't mind, please?

Operator:          The next question will come from Thatcher  Thompson from Merrill Lynch.  Please go ahead.

Thatcher  Thompson:  Morning, guys.

Man:      Morning.

Man:     Hey, Thatcher.

T.  Thompson:     Just so I'm clear, now, when you sell an AbiliTec license, you'll sell a 3-year deal.  The cash is due up front, but the revenue comes in over the next three years?

Man:     That is our standard way that we're planning to sell AbiliTec, exactly right.

T.  Thompson:      Okay.  So your projections of 20-25 million in subscription revenue in this next fiscal year is based on 150 million in contracts with an average 3-year period spread evenly, and kind of a mid-year selling convention?

Man:      Correct.

Man:     Right.

T.  Thompson        Okay --

Man:      Now, obviously they'll be some 1-year contracts and then they'll be probably some longer than 3-year contracts in the mix.  But that's a reasonable assumption for an average.

T.  Thompson:       Okay.  So that cash should be paid right up front.  All things equal, we'd expect a big deferred revenue balance at the end of the next fiscal year.

C. Morgan:         Well, Thatcher, you gotta be careful of that, because what we're doing is  -- under our prior model, we're really offering discounts if they pay up front.  They don't have to pay up front.  So we're really opening up that flexibility.  We don't yet know what that mix is going to be.  I think you would be safe to assume that a significant portion will still pay up front.  But you know, maybe as much as half now will just want to go on the monthly route and pay a higher rate.

T.  Thompson:       Okay.  Well, I guess my question is, you provided some cash flow from operations figures in the release.

Man:       Right.

T.  Thompson:      And you said it should be better than 150 million.  But if we're projecting 60 cents, 100 shares at 60 million in net income, plus 120 million in depreciation and amortization, plus whatever percentage of AbiliTec customers pay up front, it seems like an awful lot better of 150 million in cash flow from op's.

Man:       Well, we tried to be conservative in that, Thatcher, extremely conservative.  Hopefully, and again, we're -- we just opened up this new cash convention for AbiliTec just a couple months ago, so we're trying to figure out how this will play out in the marketplace.  So we're trying not to lead with our chin with our cash flow.  We should  -- again, hopefully that's a very conservative cash flow estimate.

C. Morgan:        I agree with you, and I've looked at those models.  And you know, as Bob, Jack [?], Rodger and others have put them together, both on the business [unintelligible] And outperformance of those cases will perform at -- Caroline Rook has been shepherding all of this, and we are trying to be extreme to the conservative side without dramatically misstating.  But in all cases, I think we're leaning towards the conservative side in our forecasting.

T.  Thompson:      Okay.  And one last question.  We're halfway into Q1.  Have you been selling contracts since
April 1st under the subscription method?

Man:      No.  It's announced today.

T.  Thompson:      So, anything sold in the last 45 days is under the license method?

Man:     No, no, no.  That's in April 1, we'll recognize it on a subscription basis.

Man:      We're modifying all contracts that, you know, are in process right now.  We've had an internal effort to go forward with that.

T.  Thompson:      All right.  Thanks.

Man:       Thanks, Thatcher.

Operator:           The next question will come from David  Doft from ABN Amro.  Please go ahead.

David  Doft:       Good morning.  A couple of questions.  One, can -- Charles, you talked about how the financial services sector has continued to do well and purchase AbiliTec.  Are you starting to see the Greenwich Plylie
[??] As a key driver there, and how have sales been of that specific AbiliTec base service?

C. Morgan:        I think  -- you know, that's one area that we've probably been a little bit disappointed, even though we have, you know, three major solutions that are privacy-enabling solutions, and others of our customers were using for that.  We have really seen a very low-tech approach been taken by a lot of our bank customers.
They're using statement-stuffers and other things for that.  And even though it's not a very efficient or effective tool, they've been at least slow to adopt a much more advanced AbiliTec-enabled approach.  I mean, there's still a considerable amount of activity going on in that area, but it's certainly been a lot less than we thought it was going to be.

Man:     I'd also point out, David, that this -- July 1 is really not a Y2K event.  This is an ongoing responsibility for these financial institutions.  So to the extent we don't pick up a dramatic amount of business like we hopefully anticipated several months ago, that the banks have to have an ongoing responsibility to do this.  So we're going to continue to push in this area, and hopefully we'll pick up some throughout the course of this fiscal year.

C. Morgan:          There are banks with a tremendous amount of interest in this and we're -- virtually daily working on solutions for customer situations in this area.  But as you know, the banks are relatively conservative in looking at -- this whole area is one where they're moving very cautiously in.

David  Doft:      Okay.  And my second question, can you comment on the recent court ruling about the use of header data from credit bureaus, and how that will impact you?

C. Morgan:        Well, it's sort of one of those good-news, bad-news stories in that the credit header data, which contains social security number as well as name and address on one side, will reduce some of the content available to us as well as to our customers like Transunion, [sp] Who are marketing that information, and will probably have a minor impact on our services business, and is a minor impact on our data business, but it will be minor.  The flipside of that is that without the availability of social security number, that credit header data
-- sort of an interesting flip of that is that AbiliTec links become much more valuable in the equation.

         So it's kind of one of those things, it's a, you know, bad-news, good-news story.  And the bad news is we're going to lose some business.  We're also going to gain some.  It is not -- it's not a major impact one way or the other.  Probably in the next 12 months I would guess the impact would be virtually neutral in our results.

D.  Doft:           Right.  But that header data was not one of the components of determining the AbiliTec links?

C. Morgan:         We use it.  It's one of our -- you know, hundred or so sources that we use and -- in the process.  But we -- we have so many sources now in that knowledge base process that no single source is critical.

D.  Doft:          Okay.  Thank you.

Operator:          The next question will come from Troy  Mastin from William Blair and Company.  Please go ahead.

Troy  Mastin:     Hi, good morning.  Hoping you would help me reconcile AbiliTec revenues as I calculate.  It looks like you would have recognized 26 million in 2001, and you're estimating 20-25 million in 2002.  But I also think that I'm hearing that under the old methodology, 110 million is the appropriate number for 2001, and 150 million is the appropriate number for 2002.  Where's the disconnect between these?

Man:     Well, the -- the 150 million is just a sample example mix if all the contracts were 3-year contracts.
So I think the mix is -- was different in 2001 than that assumption that we're making for 2002.  Also the impact of the way we recognize revenue in fiscal 2001 was that we recognized the net present value of the full contract and the -- so with the delayed payments, a lot of the AbiliTec revenue was recognized in the other income line as a computed interest.

Man:     Troy, maybe you can catch me offline and we can reconcile that [crosstalk]  --

Man:     -- AbiliTec until second, you know, quarter last year, so you -- you got some differences in timing there.

T. Mastin:        Okay.  Are you telling me that there will be a significant shift in the mix, do you think, between 1 and 3-year contracts from 2001 to 2002?

Man:     No, we don't, we don't --

T. Mastin:          Okay .

Man:      -- have any information that would indicate that, [crosstalk] One way or the other.

Man:     -- to sell 3-5 year contracts [inaudible].

T. Mastin:         So, by looking at what you would have reported in 2001 of 26 million, and what you're expecting in 2002 of 20-25, does this suggest a slow-down in AbiliTec activity, or is there something I'm missing?

Man:     No, it's 110-150.

Man:      No.  It doesn't project a slow-down at all.

T. Mastin:          Okay.  I'll just have to circle back with you, I guess.

Man:      It's just an estimate of the mix of one, two, three, you know, four, five-year contracts we'll determine the number that you're trying to compare on there.

Man:      I think part of it also, Troy, in our Q2 we sold $40 million worth of business in Q2, which -- we're not providing any guidance for Q1, but that's a pretty aggressive number right out of the box in this fiscal quarter.  So we'll see -- see how it shakes out.  But why don't you call me after this call?

T. Mastin:          Okay.  Next question has to do with your plans on pay levels and the options that were issued, I guess -- I'm trying to understand what the dilutional effect could be going forward, because obviously this year it's [unintelligible] Following years.  Do you have commitments under either of the agreements, either the mandatory 5% decline in pay or the option to return those pay levels, or is that at the discretion of management?  How do you expect that to play out?  Thanks.

C. Morgan:         The only -- this is Charles -- the only commitment we have is voluntary pay cuts, which amount to a little over 2%, will end at the end of this fiscal year.  The involuntary cuts -- we have made no commitment of that.  As soon as a practical, then, we will reinstate those in a phased-in approach.  So we have told everybody to expect that pay cuts, both voluntary and involuntary, will last at least through this year.  And then during next year, we will first reinstate, the involuntary -- or the voluntary, and then begin to phase in the others.

T. Mastin:         Okay.  Thank you.

Operator:          The next question will come from Tracy  Luber from Robert Baird.  Please go ahead.

Tracy  Luber:     Good morning.  Couple questions, clarifications  -- you indicated you're going to be modifying all of the AbiliTec contracts that were signed last year?

Man:      No, we didn't say that.  What Charles said is any contracts that might have been completed between
April 1st and today would be modified so that they will yield the subscription revenue recognition.  But all of the contracts completed last year fiscal '01 will remain in force as is, and will not be modified.

T.  Luber:        Okay.  And what's the customer reaction been, whether it's with contracts as of April 1st or just new contracts that you're looking at right now?  What is the customer reaction to doing this subscription model?

Man:      I don't think they care.

Man:       No, -- we really don't have a reaction yet.  We just announced it late yesterday with the press release.

T.  Luber:         Okay.

Man:       Nobody knows it yet.  You're the first to know.

T.  Luber:         Okay.  Can you tell us how many contracts were signed in the March quarter?

Man:       We had as we have previously announced that we had 20 contracts which were AbiliTec-related.  Those included ten contracts through channel partners.  Some of those contracts were AbiliTec data -enabled and
AbiliTec best address [?], rather than AbiliTec licenses.  But the total was 20, as we previously announced.

T.  Luber:         Okay.  And how much transaction fee revenue did you get in the quarter from AbiliTec?  And also, can we still look for the 60% license, 40% transaction fee, in terms of a total value of a contract?

Man:     The -- we've made a few changes in the components, but the total fees for AbiliTec have not -- we've not made any material changes in the total fees associated with AbiliTec.  And of course on a go-forward basis, with the subscription model, it really doesn't matter whether it's transactions or license revenues, because they'll be recognized -- the timing of the recognition of the revenue will be same.

T.  Luber:        Okay.  And then last question  -- just the global AbiliTec process that Charles mentioned, can you just elaborate a little bit on that?  I know you've talked about building this AbiliTec knowledge base and
Europe with Bertlesman, [sp] And is there some technology where you're linking the two together and it won't be done  -- kind of run separately by geographic location?

C. Morgan:        It is one consistent technology that uses, you know, links which have the same definition on a global basis.  The difference in Europe is that we are now able to understand and interpret addresses and build links in more than just the U.S., U.K., Australia, and Germany, and Canada, I guess.

         So what we're doing is building the link-creation capability that will be available in 40 countries, and in some of those geographic areas that we're expanding to, it will not have the exactly the same definition or the same technology behind it.  But the links are all exactly the same.

         So we have one consistent CDI or customer data integration technology that could be used by applications, whether it be an Acxiom application or a Seeble or an IBM application, and all those 40 countries, for managing customer data.  And that's really the -- the big hit.  It's consistent technology across all those geographies.  From the user standpoint, they don't see any different at all.

T.  Luber:        Okay.  Thank you.

Operator:         The next question will come from Cynthia  Christian from CS First Boston.  Please go ahead.

Cynthia  Christian:  Yes, hi.  It's Cynthia Christian.  Two -- couple questions actually, your customer -- the way I interpret it, your customers basically have already had a subscription model.  We're just applying it to accounting.  So -- and to test that thought, if the $100 million that you sold last year -- I mean of that 100 million, how much did you collect, and how much should we expect that you'll collect of that this year and maybe next year?  And then the channel partners have a kind of a different deal with those -- the sales that come through the channel.  They get a commission.  So what's the difference in the level of profitability from the sales through the channel, versus a direct sales force?

         And, I'm sorry, the last question  -- you're basically going from 20 cents in '01 to 60 cents in '02.
If what Charles said about investment spending kind of levels not being flexible regarding AbiliTec, how do we think about the growth?  10% in earnings growth and the rest is cost reduction  -- I mean 10% topline growth and the rest is cost reduction to get you that 300% growth?

Man:      Okay.  That was a lot of stuff.  Let me see what I can see do, here.  Regarding the cash implications of AbiliTec, you know, up to $110 million or so of AbiliTec were recorded last year.  I don't have the exact number, Cynthia, but I would tell you that we've virtually collected everybody that was due.  There's no substantial payments that are due.  I would also tell you that --

C.  Christian:    How much was on the balance sheet versus actually billed and due?

Man:       How much was on the balance sheet versus actually billed and due..?

C.  Christian:     Right.  You collected what was due, but what did you never bill for?  I mean, you --

Man:     Well, well  -- you didn't let me finish the answer.  Basically when we sold the $40 million of contracts in the second quarter last year, we reported and contained a talk about the fact that there was a lot of different payment terms since that was our first quarter of selling AbiliTec.  Not all of the payments were due under the current structure for paying for AbiliTec.

         So some of those were payments that were drawn out.  I don't have those exact numbers.  That's a pretty detailed question.  Why don't you catch me offline?  But I'll tell you that everything that was due was pretty much paid, for all practical purposes.

C.  Christian:    Okay.  Channel sales?

Man:     Channel sales -- effectively, the only difference in margin implication on channel sales is that we pay a commission to the channel partner.  In Oracle's and Seeble's cases, it's a 20% commission, and some of our other channel partners it's 10%-15% generally.  So it's as high as 20%, and as low as 10% upon completion of the sale.  So it's straight off the margins.  So it's software, and the only thing you really have associated with --
costs associated with a normal sale is sales commission, you just have a higher sales commission.

C.  Christian:    You pay the cash to them when you get the cash from the customer, or might you be paying that up front and getting the cash from the customer over time?

Man:      No.  We pay when we get paid.  And some of the arrangements actually that we're moving to now, the channel partners will bill and collect, and for AbiliTec as part of their software solution, which is the OEM model, and then they'll remit to us the cash that they've collected from the customer.

C.  Christian:     Okay.

C. Morgan:         It's very -- this is Charles -- very important to make it as easy as possible for our channel partners to deliver their products and have the Acxiom, AbiliTec, and info-base enhancements to their product be as easy as possible to buy.  And we're -- with some of the new products we've offered recently, the -- the up-front nature of the cost has gone away.  It's going to make it a lot easier for customers and our channel partners to sell to their customers.

Man:     And I guess you're last question, Cynthia, is '02 is relative to '01?  I think in our guidance, what we had reflected was a 10% increase in revenue on an apples-to-apples basis.  Now, assuming the mix of revenue is exactly the same, I would agree with you that the 10% would come from revenue and the rest of the profitability would come from expense cuts.

C.  Christian:      But the mix isn't the same, or it is?

Man:     Well, we could expect that the mix for the business is basically -- we expect all growth rates to grow relatively the same.  So I don't think the mix is going to be a big issue.  It's more the expense side outside of the 10% revenue growth.

C.  Christian       So the base that I should think about is really 21 cents?

Man:  Yes.         That would be our contention.

C.  Christian:    Okay.  Thank you.

Man:       Thank you.

Operator:          The next question will come from Brett  Manderfeld from US Bankcorp Piper Jaffray.  Please go ahead.

Brett  Manderfeld:  Good morning.  Can you give us a sense for what the 60 cents guidance would look like before
SAB 101 and the change in revenue recognition for AbiliTec?

Man:     We really -- I don't think we have developed that number at all, because we've completely converted to
-- the SAB 101 has been adopted now, and that's the only way we can look at the business on a go-forward basis.

Man:      I don't think we want to go there.  Obviously, this is a little confusing just migrating to a different accounting.  I don't think we want to be talking how we would have been prior to going this way.  We're going to talk about post-SAB 101, we're going to talk about subscription model, and hopefully everybody gets comfortable with the '01 model.  I don't think it's relevant to talk about --

R. Kline:           Other than we mentioned in the footnote that Bob mentioned earlier that -- that's on our pro forma scheduled attached to the press release that there would have been 20 cents more in earnings per share in fiscal '02 just from backlog carry-through if we had had the subscription model adopted during fiscal '01 for
AbiliTec.

Man:     That's a good point, Rodger.  I'd just point out also that '02 footnote the very last date on that pro forma page, it says '01.  It should reflect '02.  I'll just point that out.

B.  Manderfeld:  Yes, okay.  Good.

Man:      Yeah.

Man:     That's confused everybody thoroughly.

B.  Manderfeld:  And do you see any kind of change in your assumptions for DSO's going forward, given the new ratable recognition for AbiliTec?

Man:      Certainly should help.  I think you're seeing some of that right now in our 70 days.  I mean, I think
-- we committed a year ago that we were going to move that number down, and this should certainly continue to do that.  Our projections and our case load [?] Models, I think, is for it to stay about the same.

Man:     Yeah, that's right.  [crosstalk] -- 70 days.

Man:      I think we're going 70 to 66, and so we're not assuming a dramatic increase, but just like in other areas I think we do have some upside potential there, also.

B.  Manderfeld:   Okay.  Thank you.

Man:     We'll take one more question.

Operator:          And that question will come from Alexia  Quacrani from Bear Stearns.  Please go ahead.

Alexia  Quacrani:  Good morning.  You may have said this, and I may have missed it, but could you quantify the dollar amount of AbiliTec investment spending you're planning for fiscal 2002?

Man:     We had 58 million last year, and I think we've got an estimate [crosstalk] Well --

Man:      It should be slightly down, Alexia, is what we're planning right now.

A.  Quacrani:     So, about 54 million?

Man:     Down from 54 million, yeah.

A.  Quacrani:     Okay.  And if you could just give us some more detail in what's in the 5.1 million sort of one-time charge that you've listed "other" on the press release, and do you expect any other one-time charges in this coming quarter?

Man:      The primary item in that 5.1 is -- largest item is a software that's no longer being utilized by the company that we've written off.  And there's a few other dogs and cats in there, none of which are significant individually.  I'd also point out that we -- at this point know no other write-offs that are pending.

Man:      Right.

A.  Quacrani:     So we shouldn't expect any one-time charges at all in the first quarter?

Man:     We would hope not.

Man:      Not unless we're really stupid.

A.  Quacrani:     Okay.  And just lastly, are you changing your strategy on potentially laying off some of your employees given the more moderate growth assumptions for that year?

Man:      No.  We haven't made any change in that strategy at this time, although there are no guarantees that we will have layoffs in the future should the economic situation change.

C. Morgan:        Under the current economic -- this is Charles -- I want to be very clear about that.  Under the business plan that we proposed internally and the numbers that we're giving you in guidance assumes no layoffs at
Acxiom.  The only way we would have layoffs is if we had a substantial downturn in the economy in areas and ways that are unexpected at this time.  If we maintain pretty much the status quo in the economy, then we will have no layoffs.

         Our expense management has been extremely effective, and the fact that we have done stock options has created a tremendous focus as a shareholder focus inside of Acxiom.  We're -- we've seen our T and A [sp] Expense alone be under even our forecasted number by enough to generate a penny of earnings in this quarter alone.

         So all across the company, we're seeing very diligent efforts on the expense-management side.  So I think we feel very, very good about our expense levels right now being able to create the business results that you're looking at without any other major changes.

Man:     Thank you.  With that, we will close the question and answer period and the conference call.  Thank you very much for your interest in Acxiom.  Bob  Bloom and the rest of us will be available to answer individual questions the rest of the day.  Thank you very much.

                                                  ACXIOM CORPORATION AND SUBSIDIARIES
                                                      PRO FORMA REVENUE BY SEGMENT
                                                              (Unaudited)
                                                         (Dollars in thousands)

                                                                   For the Fiscal Year March 31, 2001
                                 --------------------------------------------------------------------------------------------------
                                          Q1                   Q2                   Q3                  Q4                  2001
                                 --------------------------------------------------------------------------------------------------

   Services                             168,435              162,502             173,402              153,129             657,468

   Data and Software Products            27,777               33,711              39,827               43,560             144,875

   I. T. Management                      55,802               51,438              57,642               52,906             217,788

   Intercompany eliminations            (15,066)             (22,729)            (26,455)             (29,857)            (94,107)
                                 --------------------------------------------------------------------------------------------------

        Total Revenue                   236,948              224,922             244,416              219,738             926,024
                                 ==================================================================================================
EXHIBIT 99(a)